Control No. **J207562**

STATE OF GEORGIA

Secretary of State

Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE
OF
AMENDMENT

I, **Brian P. Kemp**, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

HENRY COUNTY BANCSHARES, INC.
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on **06/07/2011** and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on June 7, 2011

Brian P. Kemp
Secretary of State

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
HENRY COUNTY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia (the "Company"), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Henry County Bancshares, Inc.

2. The Board of Directors of the Company on March 15, 2011, unanimously adopted a resolution deleting in its entirety Article V(a) of the Articles of Incorporation, as amended, of Henry County Bancshares, Inc. and substituting in lieu thereof the following new Article V(a) to read as follows:

"ARTICLE V

(a) The total number of shares of capital stock which the Corporation is authorized to issue is two hundred ten million (210,000,000) shares, divided into two hundred million (200,000,000) shares of common stock, $.10 par value ("Common Stock"), and ten million (10,000,000) shares of preferred stock, no par value ("Preferred Stock")."

3. The Board of Directors of the Company also unanimously adopted a resolution deleting in its entirety Article VII of the Articles of Incorporation, as amended, of Henry County Bancshares, Inc. and substituting in lieu thereof the following new Article VII to read as follows:

"ARTICLE VII

> The shareholders of the Corporation shall not have pre-emptive rights to acquire any unissued shares of the Corporation."

4. Both Amendments were adopted by the Board of Directors of Henry County Bancshares, Inc. on March 15, 2011.

5. Both Amendments were approved by the shareholders of the Company by a greater than two-thirds affirmative vote at the Company's annual meeting of shareholders meeting held on May 17, 2011 and in accordance with O.C.G.A. § 14-2-1003.

6. This Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. shall be effective on May 17, 2011.

IN WITNESS WHEREOF, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officers and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

11 JUN -7 PM 2:20
RECEIVED
SECRETARY OF STATE
SOUTH GA OFFICE

HENRY COUNTY BANCSHARES, INC.

By: ______________________________
David H. Gill, President and CEO

Attest: ______________________________
Charles W. Blair, Jr., Executive Vice President and CFO